Exhibit 99.2
Operator: Good day, everyone, and welcome to the TranS1 Fourth Quarter and Full Year 2008 conference call. Today’s conference is being recorded. At this time, for opening remarks and introductions, I’d like to turn the conference over to Mr. Mark Klausner. Please go ahead, sir.
Mark R. Klausner, Managing Partner, Westwicke Partners
Thanks, operator. Joining us on today’s call are TranS1’s President and CEO Rick Randall; and the company’s Chief Financial Officer, Mike Luetkemeyer. If you do not have a copy of our press release, you can find it in the Investor Relations section of our website www.trans1.com.
Before we begin, I would like to remind you that this call is being webcast live and recorded. A web replay of the event will be available later today on our website and will be available for at least 30 days following the call. I would also like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update information provided on this call. For a discussion of risks and uncertainties associated with TranS1’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2007.
With that, it’s my pleasure to turn the call over to TranS1’s President and CEO, Rick Randall.
Rick Randall, President and Chief Executive Officer
Thanks, Mark. Good afternoon, and thank you for joining us today to discuss TranS1’s fourth quarter and full year 2008 results. On today’s call, I will discuss some of the key highlights of the quarter and Mike will provide you with the details of our financial results and our 2009 guidance. I then would like to share with you some additional perspective on the key operating trends in our business after which we will take your questions.
Worldwide, 768 TranS1 procedures were performed and we generated $7.4 million in revenue during the fourth quarter. Both of these numbers reflect significant increases and continued adoption from the prior quarter and comparable period a year ago. We made good progress operationally in the fourth quarter. Our direct sales force continued to mature. We ended the quarter with 53 direct reps in the field and these reps had on average approximately 10 months on the job. Apart from the continuing maturation of our sales force, our quarter was positively impacted by three primary factors. First on the product front, we continue to have good success with our two-level fusion product. Over 20% of our procedures in the quarter were two-level cases. We remain encouraged by the early adoption and clinical results. Second, we also experienced the benefit from our targeted surgeon education programs like the Association of Pre-Sacral Spine Surgeons meeting in October, which led to higher case volumes among our surgeon users who attended. Third, TranS1 and the AxiaLIF procedure were featured in the National news on ABC World News Tonight and in the Wall

Street Journal, which raised patient awareness of our procedure and brought our novel approach more into the main stream.
We trained 76 physicians in the United States during the quarter and have continued to make progress in developing effective training programs to convert spine surgeons to users of our products.
Additionally as of year-end, we have trained 156 of our existing surgeon users on the two-level procedure. We also continued to make progress in developing the supporting evidence to proactively work with commercial payers to prospectively cover our physician reimbursement. And we prepared to manage the transition from an unlisted code to a Category III tracking code.
Lastly, we continued clinical trials of our next generation PNR product in Europe, and our device has been successfully implanted in nine patients to date. I would now like to turn the call over to Mike to review our financial results. Mike?
Mike Luetkemeyer, Chief Financial Officer
Thanks, Rick, and good afternoon, everyone. I’m pleased to report that in fourth quarter of 2008, we generated revenue of $7.4 million. This compares favorably to our guidance of $6.1 million to $6.5 million and represents a 48% increase over the $5 million of revenue generated in the fourth quarter of 2007, as well as a sequential increase of 22% over the $6 million of revenue generated in the third quarter of 2008.
For the total year 2008, we generated revenue of $25.3 million. This represents an increase of 54% over the $16.5 million of revenue generated in 2007.
For the fourth quarter of 2008, we generated 97% of our revenue or $7.1 million in the United States. In the comparable period in 2007, we generated 92% or $4.5 million of our revenue in the United States.
For the total year 2008, we generated 92% of our revenue or $23.3 million in the United States, and in fiscal 2007 we also generated 92% or $15.1 million of our revenue in the United States.
The primary factors driving the significant increase in revenue in the United States were an increase in procedures performed, the introduction of our two-level procedure, and an increase in average selling prices.
During the fourth quarter of 2008, 651 procedures were performed in the United States utilizing TranS1 products. This represents a 41% increase over the 463 procedures performed in the fourth quarter of 2007, and a sequential increase of 96 procedures or 17% over the 555 procedures performed in the third quarter of 2008.
For the total year 2008, 2,280 procedures were performed in the United States utilizing TranS1 products. This represents an increase of 43% over the 1,591 procedures performed during 2007.

Our average selling price in the United States for the fourth quarter of 2008, excluding standalone sales of our percutaneous facet screw system was $10,600. This represents an increase of $1,300 over the comparable quarter of last year, and an increase of $800 over the third quarter of 2008.
For the total year 2008, our average selling price in the United States excluding standalone sales of our percutaneous facet screw system was $9,850. This represents an increase of about 6% over 2007. The increase in average selling price for both the quarter and the full year has primarily been driven by the introduction of our two-level procedure, and the continuing traction of our AxiaLIF 360 product.
For the fourth quarter of 2008, 225 of the 651 AxiaLIF procedures performed in the United States, or about 35%, were AxiaLIF 360 procedures and a 141 or about 22% were AxiaLIF two-level procedures.
For the total year 2008, 852 of the 2,280 AxiaLIF 360 procedures performed in the United States or about 37% were AxiaLIF 360 procedures and 229 or about 10% were AxiaLIF two-level procedures. As you may recall, we initially introduced the AxiaLIF two-level procedure in the United States in May of 2008 with a limited market release, followed by a full market release in October. For the fourth quarter of 2008, we generated revenue of $224,000 from the standalone sales of our percutaneous facet screw system, compared with $222,000 for the fourth quarter of 2007. For the total year 2008, we generated revenue of $868,000 from the standalone sales of our percutaneous facet screw system, compared with $359,000 for 2007. Gross margin was 84.7% in the fourth quarter of 2008. This represents an increase from 83.3% in the fourth quarter of 2007. Gross margin for the total year 2008 was 82.9%. This represents an increase from 81.5% for all of 2007. The increase in gross margin was primarily the result of increased efficiencies associated with our higher production in sales volumes and the introduction of our AxiaLIF two-level procedure. Fourth quarter gross margin also benefited from a decreased mix of lower margin sales outside the United States. Turning to expenses. Total operating expenses for the fourth quarter of 2008 were $11.1 million, an increase of $3.8 million from $7.3 million for the fourth quarter of 2007. The increase in operating expenses for the quarter were primarily the result of higher sales and marketing costs of $3.6 million due to the continued expansion of our direct sales force, increased commissions as a result of increased sales, and higher training and promotional expense.
Total operating expenses for the year 2008 were $40.6 million, an increase of $17.2 million from $23.4 million in 2007. The increase in operating expenses for the year were primarily the result of higher sales and marketing costs of $13.7 million due to the continued expansion of our direct sales force, increased commissions as a result of increased sales, and higher training and promotional expense. Additionally, general and administrative costs increased by $3.3 million, primarily due to the addition of personnel, increased professional fees and higher insurance and franchise taxes.
Other and interest income, which primarily consists of interest income, was $330,000 in the fourth quarter of 2008, this compares to $589,000 in the third quarter of 2008 and $916,000 in the fourth quarter of 2007. For all of 2008, other and interest income was $2.5 million, up from $1.4 million in 2007. The significant decrease in the fourth quarter other and interest income was primarily the result of rapidly falling interest rate and the conservative and very liquid nature of our investment portfolio. The increase in other and interest income for the year-over-year comparison was due to the inclusion of a full year of interest income generated on the proceeds from our October 2007 IPO.
Our GAAP net loss for the fourth quarter was $4.5 million or $0.22 per share. And on a non-GAAP basis, adjusting for noncash stock compensation charges of $382,000 in the quarter, our net loss was $4.2 million or $0.20 per share. This compares to our previously issued guidance for the fourth quarter on a GAAP basis of a loss of $0.26 to $0.28 per share, and on a non-GAAP basis of a loss of $0.22 to $0.24 per share. Our GAAP net loss for the year 2008 was $17 million or $0.84 per share and on a non-GAAP basis, adjusting for noncash stock compensation of $3 million for the year, our net loss was $14 million or $0.69 per share. This compares to our previously issued guidance for the year on a GAAP basis of a loss of $0.87 to $0.89 per share, in a non-GAAP basis of a loss of $0.70 to $0.72 per share.
At the end of the year, we had $63.1 million in cash, cash equivalents and short-term investments and $14.2 million in investments with an initial maturity date greater than one year and no debt. Our operating cash burn for the fourth quarter, defined as cash used in operating activities and investment in fixed assets, was $6 million and our operating cash burn for the year 2008 was $16.9 million.
With regard to guidance for 2009, we anticipate revenue for the first quarter of 2008 to be in the range of $7.5 million to $7.8 million, and based on estimated average shares outstanding for the quarter of approximately 20.5 million, the GAAP loss per share to be in the range of $0.30 to $0.32, and the non-GAAP loss per share to be in a range of $0.25 to $0.27.
For the total year 2009, we anticipate revenue to be in the range of $33 million to $36 million and based on estimated average shares outstanding for the year of approximately 20.5 million, the GAAP loss per share to be in the range of $1.27 to $1.36 per share, and non-GAAP loss per share to be in the range of $1.03 to $1.12 per share.
Rick, back to you.
Rick Randall, President and Chief Executive Officer
Thanks, Mike. Before we open the all up for questions, I’d like to spend a few minutes providing some details on the key operating trends from the quarter. As we shared with you on the last call, our historical data demonstrates that sales productivity per rep increases along a pretty consistent curve. Specifically, we found that it takes about 12 months for a rep to get to about $0.5 million annual revenue run rate. Rep productivity tends to accelerate after 12 months and by their 20th month on the job, an average rep is at about $1 million annual revenue run rate.
As our direct sales force continued to mature in the quarter, we were pleased to note that they continued to perform in line with this expected maturity curve. We ended the quarter with 53 direct reps in the fields and these reps had on average approximately 10 months on the job.
As we progress through 2009, we intend to expand our direct sale force to 80 reps by the end of the calendar year. Some of these reps will moved into new territories, while others will be placed in the territories where we have a successful rep, whose current geographic coverage is constrained by the amount of time they are spending in the OR covering cases.
This team approach will allow the new rep to learn from one of our most successful reps and will allow us to further penetrate those markets. In addition, we intend to add eight clinical support specialists, one in each region, to assist our direct reps with case coverage. We are hopeful that this measured expansion will allow us to continue to expand our footprint, further penetrate our more mature markets, and build a bench of experienced sales reps to mitigate any disruption from potential turnover.
On the product front, we completed the National launch of our two-level fusion product and have continued to see strong early adoption trends. In fact, over 20% of our procedures in the quarter were two-level procedures. As of year-end, we have trained 156 of our existing surgeon users on the use of the two-level product and remain encouraged by the early adoption and clinical results. We have seen positive follow through from our first Association of Pre-Sacral Spine Surgeons meetings or APSS held in Las Vegas in October.
This event created national attention and provided a support group for surgeons using new MIS technology, fostering opportunities for peer-to-peer interaction to share experiences and best practices. Subsequent to the event, we have observed a notable increase in the number of cases performed by our surgeon users who were in attendance. Based on the success of this initial event, we are planning to host 10 regional events over the course of 2009 that build on the success of the APSS to highlight our procedure to both existing and prospective surgeons. In addition, we intend to host the second annual national APSS in the fall. Along with events like APSS, we trained 76 new physicians in the United States during the quarter, and in calendar 2008 trained a total of 319 new surgeons on our products.
Additionally, as I mentioned earlier, as of year-end, we had trained 156 of our existing surgeons on the two-level procedure. By the end of the year, almost 50% of these surgeons had completed their first two-level case. We were also fortunate, towards the end of the year, to have TranS1 and the AxiaLIF procedure featured prominently in the national news media. In November, ABC World News Tonight ran a story that highlighted the experience of a patient in New Jersey, who had an AxiaLIF procedure on an outpatient basis, with a very successful outcome. For those of you that are interested, you can view this story on our website under the newsroom section.
Additionally, we were featured in a Wall Street Journal article in December that highlighted the benefits of our procedure. Both of these stories significantly raised patient awareness of our procedure, and subsequently we have seen increased traffic on our website, and our surgeons have reported an increased volume of enquiry about AxiaLIF. Also these feature stories brought our novel approach more into the mainstream in the eyes of both patients and surgeons.
Additionally, we understand that both the ABC news story and Wall Street Journal article have been used effectively by our surgeons to market the procedure to potential patients. On the reimbursement front, we remain diligent about helping our surgeons obtain appropriate reimbursement for our procedure. We have an 800 number and call-in resource center, up and running to assist surgeons with reimbursement issues that may arise.

As many of you know, a portion of our surgeon fee migrated from an unlisted code to a Category III CPT tracking code in January, 2009. While we remained focused on supporting our surgeons through this transition, we do not anticipate that this will create any significant additional headwind with regards to adoption.
We are also continuing to make progress in developing the supporting evidence to proactively work with commercial payers to prospectively cover our physician reimbursement. In fact at the AAOS meting in Las Vegas, this Wednesday, our procedure will be featured in a podium presentation that previews the clinical data from our patient registry that we hope to have published later this year.
Additionally, there are more articles in the pipeline that will further highlight TranS1’s clinical effectiveness. These articles will be used to demonstrate to payers, that our procedure delivers positive patient outcome economically, and with fusion rates equivalent to those of the current standard of care.
Finally the Phase I single center feasibility study of our next generation PNR product in Europe continues to progress nicely. And our surgeon has implanted devices in nine patients to date.
We believe that we’re on track to begin our broader study in Europe in 2009, and are beginning to recruit surgeons for this study and think about study design. I look forward to updating you on our progress as we move this product through trials.
Before I open the call up for questions, I’d like to share my impressions on some of the macro trends going on in our industry. First, as many of you know, NASS is implementing guidelines around transparency of payments being made by companies to surgeons. We fully support these efforts and look forward to the transparency these guidelines will create. As a company, we have never been aggressive in payments made to surgeons, and historically payments to surgeons have been solely for education, training or publication of clinical results. Further, we intend to fully adopt internal policies that are in compliance with the new AdvaMed guidelines, which become effective July 1 of this year. Secondly with regard to the economy, while I’m pleased to say that to date we have not seen any significant negative impact to our business as a result of the weak economy, we continue to carefully watch procedure volumes for signs that unemployment or economic hardship are beginning to cause patients to delay surgery.
I’d now like to open the call up for questions.
Operator: Thank you, sir. [Operator Instructions] We’ll go first to Matt Miksic with Piper Jaffray.
Q — Matt Miksic
Hi. Good afternoon. Thanks for taking the question. Can you hear me okay?
A — Rick Randall
Yep.

Q — Matt Miksic
So one question just on your guidance heading into Q1. Some modest sequential improvement there from Q4, can you talk a little bit about any seasonality that factors into that or year-over-year comps or — and how we might think about maybe sequential improvements throughout the year, if you can give us an idea as to the pacing, and maybe — I know you don’t want to give second quarter guidance, but some idea of where we might see an inflection point or anything you can help us with in how these quarters might play out?
A — Mike Luetkemeyer
Sure, Matt, this is Mike. Well, you remember last year, I mean, we had some difficulties last year, we had some turnover, we had to work through; we had the coding issue, we had to work through; and we had three quarters of flat numbers; six in the first quarter, six in the second quarter, six in the third quarter, and in the fourth quarter we had an obviously good quarter. And we saw some factors come together that we talked about in the script, that the maturation of the sales force, the positive media, some things came together for us.
And in December, it’s hard to parse through the benefit that we got, but there is always some benefit at year-end from people meeting their deductible for insurance coverage. So the fourth quarter, generally, a really strong quarter for us and it was again this year. We normally see a bit of sequential growth in the first quarter and we are trying to be prudent in the number that we give you, because we remember very well what happened last year. But we are seeing the maturation of our sales force move along that curve that we’ve talked about over the last quarter, fairly consistently.
We were right on the curve in October, we were right on the curve in November, we were a bit above the curve in December, but again let’s not get too far out in front of ourselves because there is some benefit in the fourth quarter from insurance having been — deductibles having been met. We’re cautiously optimistic in the first quarter, we guided up sequentially. Usually, we have some sequential growth in the second quarter, and then as you remember last year and the year before, Q2 to Q3 can be flat because that Q3 is a tough quarter for our business, because of the summer people in Europe are on vacation and lot of our U.S. docs are on vacation and then in the fourth quarter we tend to have a really good quarter again.
So the way I look at it is, we’re trying to be prudent, we’re trying to be conservative, we’re trying to give you numbers that we think pretty comfortably we can meet and we’re showing sequential growth in the first quarter. I would hope we’ll be able to show you some sequential growth in the second quarter, third quarter may not be up and onward because of the seasonality and then, hopefully, in the fourth quarter, if we stay on the curve and we’re watching it very closely, we should have a good fourth quarter.
Operator: All right. We’ll go next to Doug Schenkel with Cowen and Company.
Q — Doug Schenkel
Hey, good afternoon, guys.

A — Rick Randall
Hey, Doug.
A — Mike Luetkemeyer
Hi, Doug.
Q — Doug Schenkel
First, just a question on surgeon training. I think you guys trained about the same number of surgeons in Q4 and Q3, at least if I had my model updated correctly. So assuming that is correct, I just want to see if you could provide any commentary on — and basically how access to surgeons is progressing whether you’re having the same levels of success in getting in front of surgeons to train them and then moving forward, can you help us think about the importance of number of surgeons trained as a metric versus increase in procedures per surgeon?
A — Rick Randall
Good question, Doug. I think we will continue to seek good access to new surgeons for training. I would also mention that our — the number of new surgeons trained was somewhat mitigated by the fact that we trained so many of our existing surgeons on the important two-level product. So that happened at somewhat at the expense of some new surgeon training. I expect to continue to see new surgeon training take place, especially as new reps mature and we’re bringing more of these surgeons on board.
In general, I think it’s safe to say that as this procedure gains maturation in the marketplace, more surgeons, the later adopters, are recognizing that this technique and technology has staying power and they didn’t want to be first in their market but they don’t want to be last, so they’re now starting to move into the training fold as well. So I would expect during the course of the year we will continue to see growing metrics from a training standpoint and in addition there are a number of surgeons who we trained — could have trained years ago and for whatever reason did not adopt, a number of those surgeons are coming back into the fold and we’re actually retraining them.
And I think, in general, our stick rate, our ability to train and then move those surgeons to treat that number is starting to grow. So I think this is a classic maturation of a disparate technology. We always said this is more revolutionary than evolutionary, and the acceptance is growing and the training number should move along with that.
Q — Doug Schenkel
Okay, thanks for answering that question. And then you talked about some of the momentum seen in your sales force coming out of Q4 in the context of — I think at least again highlighting that the average tenure within your sales force was about 10 months at the end of Q4, again pointing out that it seems like folks on the sales force really start to ramp once they have 12 months of experience. Is it right to assume that as the average tenure gets up to 12 months on average you’re expecting the sales force to get a whole lot more productive and how does that reflect in your Q1 and full-year guidance?
A — Rick Randall
Well, yes, the answer is we would expect as what we have seen and as Mike mentioned, we continue to see that we’re tracking to this productivity curve with the reps we’ve hired within the last year or so, that as they cross over that 12-month period, we expect to see an acceleration of the productivity. You basically double the business or the revenue run rate in those territories from the 12-month point to the 18 to 20-month point. And we expect that to continue.
We have used that metric in our assumption of guidance and maybe just provided the appropriate number of conservative seasoning to make sure that we can deliver a number that we can live with, but if the productivity curve remains intact and fortunately we haven’t seen any significant turnover thus far this year, we’re feeling pretty good about the stability of our sales force and just as important stability of our sales management team then we’re looking forward to a lot of these reps moving from that 12 months to 20 months experience because the productivity increases.
A — Mike Luetkemeyer
Just to remind you though, Doug, we’re adding — we’re going from 53 at year-end to 80 at year-end this year. so we’re going to be adding a lot of new faces and moving that average from 10 months to 20 months is going to take some time because of the dilution that we get just by adding that many new faces during the year. Now we’re adding them in a smoother fashion than maybe we have in the past. In the past we tended to add salesmen in big boluses when we got funding and now that we are a well funded public company, we can be more smooth about those additions and hopefully we’ll get away from that step function growth in top-line that we’ve experienced in the past, and have a smoother growth curve, that’s what we’re hoping.
Q — Doug Schenkel
No, it makes sense. You guys talked about the migration in reimbursement codes, sounds like there hasn’t been much of an impact in Q1 thus far. When you started facing these challenges a few quarters ago, you were providing some metrics on a quarterly basis that would allow us to understand how much of a headwind this seemed to be on a quarterly basis. I don’t think you provided that data on this call, I mean is it fair to assume at this point that you’re doing a good enough job managing any potential challenges with reimbursement that you feel that that is not a significant headwind in getting broader adoption?
A — Mike Luetkemeyer
Doug, what we said in the script was that the conversion from unlisted to Category III, we didn’t see giving us any significant additional headwind. I think the metric that we’ve provided in the past is that we feel, and it’s hard to really quantify, but we feel that unlisted code gave us about a 5% kind of a headwind. And it’s probably consistent again this year. We don’t feel that moving from unlisted to Category III is going to provide any significant additional headwind.
Q — Doug Schenkel
Okay and last question. Some have speculated in other areas of spine and orthopedics that the group of patients that’s going to most susceptible to the economic downturn in terms of deferring a procedure are relatively younger patients who are in the private pay community, those who are dependent on employer-based coverage. Would you agree with that, it sounds like you’re not seeing anything significant in the way of economic related headwinds but, I mean, would you agree with that assessment and to the extent that you do, is it pretty much right to assume that the vast majority of your patients are in this group?
A — Rick Randall
Yes, Doug, I think I would agree with that assessment. And, yes, I would say that the majority of our patients are definitely young — if you mean younger, that’s they’re not on Medicare. The majority of our patients are private pay, and so they could be affected by that. However, as I’ve traveled around the country over the last quarter with an additional concern about economic impact, I think we are seeing some patients actually more concerned about having a procedure that takes them out of their job for a long period of time during a period of uncertainty.
I don’t know if they feel if they are out of mind out of sight, they could be out of a job, but that is a concern. So, conversely, those patients if they could have an MIS procedure and get back to work, get treated quickly, respond and recover quickly, I think that’s a benefit as opposed to more conventional surgery that could take them out of the job for half a year or so.
Q — Doug Schenkel
That’s great, Rick. Thanks for that. That’s helpful and thanks for taking all my questions.
A — Rick Randall
Thank you.
Operator: [Operator Instructions] We’ll go next to Michael Matson with Wachovia.
Q — Michael Matson
Hi. I guess my first question would be for Mike, just on the guidance. Seems like your — if I heard you correctly, I think you guided to GAAP EPS or GAAP loss of $1.27 to $1.36. Is that correct?
A — Mike Luetkemeyer
I have to turn back to my script here for a minute, Mike, too many numbers in my head.

Q — Michael Matson
That’s fine.
A — Mike Luetkemeyer
But that sounds right.
Q — Michael Matson
Okay. So that’s a pretty big...
A — Mike Luetkemeyer
1.27 to 1.36.
Q — Michael Matson
Yes. A pretty big increase from what we saw this year, is that really just due to the additional sales force hires that you are planning for 2009?
A — Mike Luetkemeyer
Well, it’s certainly predominately driven by increasing cost in sales and marketing. We do have some cost increases built in for R&D, for instance, as we move further down the path with the PNR product. And we have some increases built in for G&A. But the predominant increase is sales and marketing and adding to the direct sales force, and the team approach that Rick Randall talked about where it’s not just adding direct reps, but also the clinical support specialists to help cover cases.
Q — Michael Matson
Okay. And am I safe in assuming that your cash burn will be up proportionally as well, and can you give us some guidance on what that’ll be during 2009?
A — Mike Luetkemeyer
Well, the cash burn was $6 million last quarter. I think it would be safe to assume it’s not going to go down on a quarterly basis this year. So in that 24 to 25 range is probably safe.
Q — Michael Matson
Okay. And then, back to the economy, which seems to be everyone’s focus these days, sort of a different twist on one of the prior questions. Is there a difference in the out-of-pocket payment that a patient would have to make for AxiaLIF versus the standard fusion? In other words, given that it’s Category III, and it’s a newer procedure, do you think patients — and I know it may vary by insurance plan, but do you think patients generally have to pay more to get an AxiaLIF versus a regular type of fusion?

A — Mike Luetkemeyer
No, Michael, I think we’re relatively equivalent in that regard and the deductible is pretty much the deductible. I would add, I had dinner with a surgeon this past week and his comment to me was the only thing he’s seen in the current economy is that he typically requests his patients to pay upfront when they book the surgery, to pay upfront a certain number of dollars for the procedure, the out-of-pocket portion. In case they walk and decide not to have the surgery, they don’t show up to the OR that day, there’s a down payment. He has seen more negotiation of that number as of late but to answer your first question, no there’s really no difference with this procedure.
Q — Michael Matson
Okay. And then given the success that you seem to be having with the two-level procedure, I know that you’ve discussed some of the controversy around that and from the presentations at past conferences. Is there going to be any new clinical data being presented at any upcoming conferences or being published on the two-level, on fusion rates and so forth?
A — Rick Randall
No. To our knowledge there is no more data to be presented on the two-level, we haven’t seen anything. We know what we’re driving and we haven’t seen anything outside of that. I just looked at the — as far out as the SAS meeting a couple of weeks ago and I see nothing there. And in that regard, our goal is, now that we’ve established the procedure and we feel pretty good about the product, we’re looking to start a study and drive our own U.S. data with that technology.
Q — Michael Matson
Okay. Let’s see and then just on the PNR, the timing of your more, I guess, call it pivotal trial, but the trial to actually get the product approved in Europe and then ultimately in the U.S, what’s your latest thinking on the timing of that?
A — Rick Randall
Yes, we have one more patient to complete our, what we call, the Phase I feasibility trial, which is really a safety trial with an eye toward efficacy as well. I believe that patient is actually slated to be treated early in March in Holland. The plan is to go then into a Phase II trial where we’ll expand to a few more centers and drive more patients in addition to those early 10 patients and try to learn more about the device from an efficacy standpoint and where the surgeons would like to utilize this technology, what the indications are. And then from that we will take that data and submit a CE mark in 2009 with the goal of having a CE mark in Europe to actually commercialize the product at the very end of the year or early 2010 depending on how the regulatory authorities in Europe respond.
And then the other piece is that, before we actually commercialize that product we will roll into a Phase III true efficacy study in Europe, before we commercialize with a number of sites and then concurrent with that in the United States this year take our Phase I and Phase II data and approach the FDA and it starts with a pre-IDE meeting. Looking at that data and the test data that we have to see what we can do, what kind of a study we can propose, and when we can start that study in the United States. So that’s really up to the FDA but the stated goal for us is to be able to have that pre-IDE meeting some time this year.
Q — Michael Matson
Okay. Thanks, guys. I appreciate it.
A — Rick Randall
Thank you.
Operator: We have a follow up from Matt Miksic with Piper Jaffray
Q — Matt Miksic
Hi. Thanks. Just one follow-up, Rick, to talk about, maybe just stepping back from some of the things you’ve — challenges you’ve had over the last year where we had reimbursement, you know, that was an issue that it seems like you’ve kind of — you are working through or have overcome at least in terms of something that’s going to significantly slow your business as the sales — changes in the sales force.
I guess, going back even further there would be early adverse event concerns, is this thing safe and I think all of those things have kind have been recognized as sort of okay by most of the surgeons that I talked to. I don’t think anyone is really — is concerned about the safety of the procedure any more, no one’s concerned as to whether the two-level — doesn’t seem from the fourth quarter numbers people are concerned as to whether two-level is a procedure that’s sort of doable. So if you look forward, I guess, where are the friction points or the challenges or what do you see as sort of moving the numbers and making you sort of either having successful year this year or things that could trip you off?
A — Rick Randall
Boy, it’s a great question Matt. I believe that it still remains all of those things. I mean there are markets where if you speak I think now, to the early adopters and that — those maybe the type of surgeons you spoke to, I think you would get the answers that you canvass that you got. I think though as you move along that adoption curve to more conservative surgeons who don’t like to be out there alone with the new technology, our challenge still is in areas where we have not had significant adoption, where this technique is still relatively new; we do have pockets around the country, fortunately, they are getting smaller and fewer in numbers. But some of those — that same resistance exists there, but the more cases we do the better we are and the more experienced our reps become the better we are at handling those objections in moving forward.
So I think the answer is pretty much the same, as this business matures there is fewer showstoppers out there for us, but, obviously, competition lurks in the bushes and we still hear rumors from time-to-time that we have to deal with. But it’s that general resistance that in some areas this is a new technology and we have to fight through that and that’s why taking these APSS meetings, we had one in New York last week, we had one this weekend in Utah, a very successful meeting. As we do that, that helps us break down some of those barriers and nothing beats breaking those barriers than surrounding the most conservative surgeons with users. And then they finally give up and come over to our side. But we just need to continue on and that’s — and lessen that resistance and get to this tipping point, which I hope to see happen some time later this year or early next year.
Q — Matt Miksic
Great. Thanks very much.
Operator: And there are no further questions at this time. I’d like to turn things back over to Mr. Randall for any additional or closing comments.
Rick Randall, President and Chief Executive Officer
Let me close by thanking all of you for taking the time to join us on our call today. The continued maturation, which has led to an up tick in adoption and usage has been increasingly enthusiastic about out market opportunity. We sincerely appreciate your interest in TranS1 and look forward to updating you on our continued progress. Thanks again.
Operator: And that does conclude today’s conference call. Again, thank you for your participation. You may disconnect at this time.